Exhibit 99

December 22, 2008

Contact: Lynne Unemori                                                                                                               — For Immediate Release —

Phone: (808) 543-7972

HAWAIIAN ELECTRIC COMPANY NAMES NEW PRESIDENT & CEO

HONOLULU — Hawaiian Electric Company, subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE), today announced that Richard M. Rosenblum has been named President and CEO, effective January 1, 2009. Rosenblum replaces T. Michael May, who stepped down as President and CEO in August of this year.

Rosenblum, age 58, comes to Hawaii with 32 years of experience in all phases of utility operations at Southern California Edison (SCE), California’s largest electric utility. Most recently, he held the position of Senior Vice President of Generation, responsible for all of SCE’s power generation facilities. During that tenure, Rosenblum helped initiate the nation’s largest solar photovoltaic project, which aims to install 250 megawatts of solar generating capacity on commercial rooftops around Southern California.

Previously, he served for over seven years as senior vice president of the Transmission and Distribution business unit, responsible for the delivery of electricity in SCE’s 50,000-square-mile service territory. He has also held the positions of vice president of Engineering and Technical Services and vice president of SCE’s Distribution business unit, which included responsibility for customer service.

He has a background in nuclear generation, previously holding management positions at SCE’s San Onofre Nuclear Generating Station and serving as Chief Nuclear Officer for the company. Rosenblum earned bachelors and masters degrees in nuclear engineering from Rensselaer Polytechnic Institute.

Rosenblum and his wife Michele have been part-time residents of Hawaii for over 20 years, with a home on the Big Island.

— more —

Hawaiian Electric Names New President & CEO

December 22, 2008

“Dick brings broad experience in all major areas of the utility business, proven leadership skills, and a belief in our strategic vision to help Hawaii create a clean energy future,” said Constance Lau, HEI President and Chief Executive Officer and Chairman of the Hawaiian Electric Company Board. “He has a reputation as an astute, open and approachable leader, qualities essential for the increasing collaboration needed in our business.”

“This is a pivotal time for the energy industry, especially in Hawaii. I am pleased to have the opportunity be a part of these efforts, working with the company’s solid management team,” said Rosenblum. “Having been blessed to spend quite a bit of time here over the past 20 years, I appreciate that Hawaii is a unique and special place and that it is important to find solutions that are right for the Islands. I firmly believe that a utility must have a long-term vision developed in cooperation with the communities it serves and I expect to learn a lot by listening to the community, our employees, and our other stakeholders.”

Hawaiian Electric Company, and its subsidiaries, Hawaii Electric Light Company and Maui Electric Company, supply the energy needs of over 400,000 customers or 95% of Hawaii’s population.

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